Exhibit 99.05

WWW.PAZOO.COM Creates Social Media Team Comprised of Newly Added Writers, Bloggers, SEO and Traffic Influencers

CEDAR KNOLLS, NJ -- (Marketwired) -- 12/18/13 -- Pazoo, Inc. (OTCQB: PZOO) (German WKN#: A1J3DK) this week created the social media team for www.pazoo.com comprised of the newly added writers, bloggers, SEO specialists and traffic influencers. Pazoo now has in place a core group that will lead this social media team which will continue growth for the foreseeable future.

This integrated team of the company was created and organized so that these key individuals will be intertwined with each other working in concert with the mission to bring the freshest health and wellness content and driving users to www.pazoo.com. The individuals in place will be the lead personnel and will manage this operation of the website. The current team is only the tip of the iceberg. It is expected that over the next few months that Pazoo will increase the overall size of this team in a dramatic fashion, doubling or tripling its size in the near future.

CEO of Pazoo, Inc., David Cunic stated, "This is the next major phase for Pazoo to go to a whole new level as a leading online publisher in the ever expanding health and wellness genre. We are very excited about this moving forward because we have already experienced dramatic results with the limited people recently added. We are building a very special Health and Wellness community that will be the destination of choice for health and wellness information."

Pazoo reiterates that anyone interested in a possible position as a writer blogger and/or social media contributor should contact pazoowriters@pazoo.com

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Ben Hoehn
Phone: 1-855-PAZOO-US
Email: INVESTOR@PAZOO.COM

Source: Pazoo, Inc.